Execution Copy

FUNDING AGREEMENT

FUNDING AGREEMENT (the “Agreement”), dated as of July 14, 2011, by and among Inergetics, Inc., a Delaware corporation (the “Company”), Millennium Biotechnologies, Inc., a Delaware Corporation and wholly-owned subsidiary of the Company (the “Subsidiary”, and together with the Company, the “Companies”) and SEAHORSE ENTERPRISES LLC, a Delaware limited liability company (“Seahorse”).

WITNESSETH:

WHEREAS, Seahorse is a significant equity and debt holder of the Companies;

WHEREAS, the Companies need funding in order to continue their operations; and

WHEREAS, Seahorse desires to protect its investment in the Companies by committing to provide funding to the Companies upon the terms and conditions set forth in this Agreement as described in the Summary Of Debt Reorganization and Financing dated May 4, 2011, as revised in a version dated July 14, 2011, (the “Summary”), a copy of which is attached hereto as Exhibit A and by this reference, incorporated herein.  All terms not otherwise defined herein have the meaning set forth in the Summary.

NOW THEREFORE, in consideration of the mutual benefits accruing to Seahorse and the Companies (collectively, the “Parties”) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.           Funding.  Seahorse hereby agrees to provide the Companies with up to $2,000,000 in Funding (the “Funding Commitment”), provided that all of the conditions (the “First Equity Offering Conditions”) set forth in the “First Equity Offering” section of the Summary are either met or waived by Seahorse, as follows:

(a)
Within three Business Days after the First Equity Offering Conditions have been met or waived, Seahorse shall deliver to the Company $700,000 (the “First Payment”).  A “Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the City of New York. The First Payment shall be applied towards the purchase of G Preferred in the Company’s First Equity Offering as described in the Summary, pursuant to a Subscription Booklet (the “First Offering Subscription Booklet”) substantially in the form attached hereto as Exhibit B.

(b)
Within three Business Days after the later of the commencement of the Second Equity Offering (which will commence on the next business day after the final closing of the First Equity Offering) and the occurrence of one of the three conditions set forth in subsection “d” below (each, a “Second Equity Offering Condition”), Seahorse shall deliver to the Company an additional $650,000 (the “Second Payment”). The Second Payment shall be applied towards the purchase of G Preferred in the Company’s Second Equity Offering as described in the Summary pursuant to a Subscription Booklet similar to the First Offering Subscription Booklet that incorporates the terms of the Second Equity Offering.  At such time as Seahorse delivers the Second Payment to the Company, it also will deliver a check in the amount of $650,000 to Silverman Sclar Shin & Byrne PLLC, counsel to the Company (“Silverman”).  Pursuant to the escrow agreement (the “Escrow Agreement”) with Silverman, a copy of which is attached hereto as Exhibit C, Silverman is to deliver that check to the Company if the Third Payment (as defined below) is due on or before October 31, 2011 (such check representing the Third Payment).  Otherwise, Silverman is to return the check to Seahorse.

(c)
Within three Business Days after the occurrence of an additional Second Equity Offering Condition or the waiver of such by Seahorse, Silverman will deliver to the Company the $650,000 check it received pursuant to the Escrow Agreement (the “Third Payment” and, with the First Payment and the Second Payment, the “Payments”). The Third Payment shall be applied towards the purchase of G Preferred in the Company’s Second Equity Offering as described in the Summary.

(d)
The Second Equity Offering Conditions are as follows: (i) the Company entering into new contracts for the Surgex and Resurgex products that are projected to generate revenues of at least $2,000,000 in a consecutive twenty-four month period, $750,000 of which is projected to be generated in the first twelve months, (ii) the Company completing the development of the RTD (ready to drink), bars and pouches for Surgex for commercial sale, or (iii) the Company completing the development of the RTD for Surgex Active (low calorie version).  For purposes of this subsection, reference to the Company means the Company and/or the Subsidiary.

(e)	Seahorse agrees to promptly execute the relevant Subscription Booklet for the applicable Equity Offering in conjunction with its delivery of each of the three Payments.

(f)
To the extent that the Company raises funds from sources other than Seahorse (“Other Funds”) in the Second Equity Offering, such Other Funds shall reduce the balance of the remaining $1,300,000 of the Funding Commitment on a dollar–for-dollar basis.  Upon the termination of the Second Equity Offering, to the extent that Seahorse has made the Second and Third Payments, the Company shall promptly pay to Seahorse from the proceeds thereof an amount equal to the Other Funds up to a maximum of $1,300,000.  Notwithstanding the foregoing, such payment by the Company shall not exceed the amount of the Second and Third Payments received by it from Seahorse.

2.           Default in and Acceleration of  Payment.  If Seahorse fails to pay to the Company within the required timeframe set forth above any of the Payments, Seahorse shall be required to promptly pay all remaining Payments.

3.           Advances and Overages.  As of the date hereof, Seahorse has advanced to the Company $700,000 representing an advance of the First Payment for which the Company has issued First Position Bridge Notes (as described in the Summary) and substantially in the form attached hereto as Exhibit D (the “Bridge Notes”).  Seahorse may advance additional funds to the Company (“Advances”).  For each Advance, the Company will issue to Seahorse one or more Bridge Notes.   Seahorse further agrees to apply these Advances to the Payments provided that the Company receives at least $1,300,000 in the Second Equity Offering (inclusive of Advances) by October 31, 2011.

4.           Seahorse Representations.  Seahorse makes the following representations and warranties to the Company:

(a) It is an “Accredited Investor” as that term is defined in Regulation D under the Securities Act of 1933 (the “Act”), a copy of which is attached hereto as Exhibit E, as such definition has been amended by Section 413 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, a copy of which is attached hereto as Exhibit F.

(b) The shares of G Preferred that it will receive (and the shares of Common Stock into which the shares of G Preferred may be converted) have not been and are not being registered under the Act and the certificates received by it will bear a legend indicating that transfer of these shares is restricted by reason of the fact that the said shares have not been so registered.

(c) It is acquiring the shares of G Preferred (and, if it converts the G Preferred, it will acquire the shares of Common Stock issuable pursuant thereto) for its own account, for investment purposes only and not with a view to resale or other distribution thereof.

(d) It has reviewed the Summary, the Certificate of Designations for the G Preferred and the Company’s reports as filed with the Securities and Exchange Commission.

(e) It has not construed the contents of this Agreement as legal, investment, tax or other advice and it has relied upon its own representatives, including its own legal counsel and accountants, as to legal, economic, tax and related aspects of the terms of this Agreement, including, but not limited to provided funding to the Company, purchasing G Preferred and Bridge Notes, all as described herein and as to its suitability for it

(f) It has been afforded the opportunity to ask questions of and receive answers from the Company concerning the terms and conditions of this offering and the business of the Company and to obtain any additional information which the Company possesses or could acquire without unreasonable effort or expense that is necessary to verify the accuracy of information contained herein and it desires no more information.

(g)  The execution and delivery by  it of the Agreement, and the consummation of the transactions described herein by it have been duly authorized by all requisite action on the part of Seahorse.  Upon execution by the Company, the Agreement will be the legal, valid and binding obligation of Seahorse, enforceable in accordance with its terms, except that such enforcement (i) may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and (ii) is subject to the availability of equitable remedies, as determined in the discretion of the court before which such a proceeding may be brought.

(h)  John Israelian is the duly appointed Managing Member of Seahorse and is authorized to execute the Agreement on behalf of Seahorse.

5.	Miscellaneous.

(a)           Amendments.  Any amendment of this Agreement must be in writing and signed by each of the Parties to be bound thereby.

(b)           Successors and Assigns.  This Agreement shall be binding upon each of the Parties and their successors and assigns and shall inure to the benefit of each of the Parties and their successors and assigns.

(c)           Notices.  All notices, requests and demands to or upon the respective Parties hereto shall be in writing and shall be deemed duly given, made or received:  if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) business day after sending; and if mailed by certified mail, return receipt requested, five (5) days after mailing to the Parties at their addresses set forth below (or to such other addresses as the Parties may designate in accordance with the provisions of this Section):

To Seahorse:	Seahorse Enterprises, LLC
One Powder Hill Way
Westboro, MA 01581
Attention: John Israelian
Telephone: (508) 527-3289
Facsimile: (508) 366-8912

To the Companies:	Inergetics, Inc.
205 Robin Road, Suite 222
Paramus, NJ 07652
Attention: Mark C. Mirken
Telephone: (908) 604-2500
Facsimile: (201) 262-1313

Any of the above Parties may change the address(es) to which all notices, requests and other communications are to be sent by giving written notice of such address change to the other Parties, but such change shall not be effective until notice of such change has been received by the other Parties.

(d)           Counterparts;  Effective Date.  This Agreement may be executed in any number of counterparts, each of which shall be an original with the same force and effect as if the signatures thereto and hereto were upon the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.  This Agreement shall become effective (the “Effective Date”) when counterparts of this Agreement has been duly executed and delivered on behalf of each Party hereto.

(e)           Governing Law.  The validity, interpretation and enforcement of this Agreement and any dispute arising out of the relationship between the Parties hereto whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(f)           Severability.  If any part of this Agreement is found invalid or unenforceable, the Agreement will be enforced to the maximum extent permitted by law, and all other portions of this Agreement will remain in full force and effect.

(g)           Consent to Jurisdiction; Waiver of Jury Trial.  Each of the Parties hereto hereby irrevocably consents to the exclusive jurisdiction of any state or Federal court sitting in New York County, New York and waives trial by jury in any action or proceeding with respect to this Agreement.

(h)           Complete Agreement.  This Agreement and the Exhibits attached hereto, constitute the entire agreement and understanding among the Parties hereto in respect of the transactions contemplated hereby, and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof.

[signature pages follow]

[Signature Page to Seahorse Funding Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

INERGETICS, INC.

By	/s/
Mark C. Mirken, CEO

MILLENNIUM BIOTECHNOLOGIES, INC.

By	/s/
Mark C. Mirken, CEO

SEAHORSE ENTERPRISES LLC

By:	/s/
John Israelian, Managing Member

Execution Copy

Exhibit A

Summary of Debt Reorganization Financing

[See Summary of Debt Reorganization Financing attached hereto]

Execution Copy

Exhibit B

Form of Subscription Booklet for First Equity Offering

[See Form of Subscription Booklet attached hereto]

Execution Copy

Exhibit C

Silverman Escrow Agreement

[See Silverman Escrow Agreement attached hereto]

Execution Copy

Exhibit D

Form of First Position Bridge Notes

[See Form of First Position Bridge Note attached hereto]

Execution Copy

Exhibit E
FEDERAL DEFINITION OF ACCREDITED INVESTOR
SEC RULE 501(a)

Sec. 230.501         Definitions and terms used in Regulation D.

As used in Regulation D, the following terms shall have the meaning indicated:

(a)           Accredited Investor.  "Accredited Investor" shall mean any person who comes within any of the following categories, or who the issuer reasonably believes comes within any of the following categories, at the time of the sale of the securities to that person:

(1)           Any bank as defined in Section 3(a(2) of the Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; insurance company as defined in Section 2(13) of the Act; investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if investment decisions are made by a plan fiduciary which is a bank, savings and loan association, insurance company, or registered investment adviser and the plan establishes fiduciary principles the same or similar to those contained in sections 404-407 of Title I of the Employee Retirement Income Security Act of 1974, employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(2)           Any private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940;

(3)           Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

(4)           Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issue;

(5)           Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase, exceeds $1,000,000;

(6)           Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(7)           Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in '230.506(b)(2)(ii); and

(8)           Any entity in which all of the equity owners are accredited investors.

Exhibit F
AMENDMENT TO DEFINITION OF ACCREDITED INVESTOR
PURSUANT TO SECTION 413(a) OF THE DODD-FRANK ACT

SEC. 413. ADJUSTING THE ACCREDITED INVESTOR STANDARD.

(a) IN GENERAL.—The Commission shall adjust any net worth standard for an accredited investor, as set forth in the rules of the Commission under the Securities Act of 1933, so that the individual net worth of any natural person, or joint net worth with the spouse of that person, at the time of purchase, is more than $1,000,000 (as such amount is adjusted periodically by rule of the Commission), excluding the value of the primary residence of such natural person, except that during the 4–year period that begins on the date of enactment of this Act, any net worth standard shall be $1,000,000, excluding the value of the primary residence of such natural person.

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Summary Of Debt Reorganization and Financing

Inergetics, Inc.

July 14, 2011

<u>Introduction</u>: As of June 30, 2011, Inergetics, Inc. including its wholly-owned subsidiary, Millennium Biotechnologies, Inc. (collectively, the "**Company**") had approximately $6,253,524* in secured debt, including principal, interest and penalties, all of which is in default, and approximately $2,054,000 in unsecured debt, including principal, interest and penalties, most of which is in default. The Company needs to substantially reduce or eliminate this debt and raise new capital to move forward with its business plan, sustain day to day business operations and fund revenue growth. As discussed below in "Funding Commitment", the Company has obtained a commitment for up to $2,000,000 in new capital (the "**Funding Commitment**") from Seahorse Enterprises LLC (the "**Principal Investor**"). The Funding Commitment is subject to the terms and conditions described below. Notwithstanding the foregoing, as discussed below, the Company already has received an advance of $700,000 of the Funding Commitment and may receive additional advances of the Funding Commitment at the sole discretion of the Principal Investor (the foregoing advances collectively, the "**Commitment Advance**").

A summary of the details and requirements to complete the various aspects of the debt conversion and new funding to be effective (the "**Transactions**") are as follows:

<u>Bridge Financing And Prior Debt Exchange</u>:

The Company has issued Secured Promissory Notes due December 31, 2013 (the "**First Position Bridge Notes**") effective as of February 3, 2011 to a group of investors consisting of Kenneth Sadowsky, one of the Company's directors, the Principal Investor and the Primary Creditors (as defined below) (collectively, the "**Investor Group**") for $450,000 received on February 3, 2011. The Company also has issued an additional First Position Bridge Note in the amount of $700,000 to the Principal Investor representing the aggregate amount of the Commitment Advance as of July 7, 2011.

The First Position Bridge Notes bear interest at the rate of 10% per annum and are secured by a first priority lien and security interest in substantially all of the Company's assets including the assets of the Company's subsidiary with the exception of accounts receivable which may be factored, subject to the approval of the Investor Group. The only debt that is pari passu to this first priority lien and security interest with regard to substantially all of the Company's assets is debt pursuant to the Unit Notes (as defined below), debt in the original principal amount of $69,571 as of June 30, 2011 owed to the Primary Creditor. Debt in the original principal amount of $100,000 as of June 30, 2011

---

* All references to debt are as of a specified date. As interest and any other obligations under the debt will continue to accrue, the actual amount of any debt will increase with the passage of time unless and until such debt is converted to equity or paid off.

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owed to the Principal Investor is pari passu with regard to one purchase order from May 2010. See the discussion below about Purchase Order/Payables Notes. Interest on the outstanding principal of the First Position Bridge Notes is payable semi-annually in shares of the Company's common stock (the "**Common Stock**") valued at 90% of the average of the last ten trading day closing price per share prior to the interest due date. All principal and unpaid accrued interest thereon will be due and payable on December 31, 2013. Notwithstanding the foregoing, once the Company achieves $1,000,000 in "Net Income" (as defined below in the "First Equity Offering") in any consecutive 12 month period, the Company will start to repay outstanding principal at the rate of 2.5% per quarter. In addition, the holders have the right to convert the principal amount and any accrued but unpaid interest under the First Position Bridge Notes into shares of Common Stock at the following rate (the "**Conversion Price**") per share: the volume weighted average price ("**VWAP**") of the Company's Common Stock for the ten trading day period commencing on the fifth trading day after the date of the first public announcement of the Transactions in a Current Report on Form 8-K (or other applicable form) (the "**Transaction 8-K**"). Notwithstanding the foregoing, the Conversion Price shall not be greater than $0.2 or less than $0.08. "**VWAP**" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a National Securities Exchange (an "**Exchange**") as defined in the Securities Exchange Act of 1934, as amended (the "**Exchange Act**"), the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Exchange as reported by Bloomberg L.P., (b) if the Common Stock is quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the "Pink Sheets" published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by holders of a majority of principal amount of the outstanding First Position Bridge Notes and reasonably acceptable to the Company. The Conversion Price is subject to adjustment for certain corporate events such as stock splits, dividend issuances and, subject to certain exceptions, issuances of shares of Common Stock (or instruments convertible into or exercisable for Common Stock) at a price below the then Conversion Price. Notwithstanding the foregoing, no conversion of the First Position Bridge Notes into shares of Common Stock can occur to the extent that, upon such conversion, the holder thereof and its affiliates would (i) own in excess of 9.99% of the issued and outstanding shares of Common Stock or (ii) have greater than 9.99% of the voting power of the Company's voting securities. For the purposes of this limitation on conversion, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

The Company also has issued First Position Bridge Notes in the aggregate principal amount of $825,000 to the Investor Group and an additional holder in exchange for all of the outstanding 24 month Secured Promissory Notes (the "**August 2010 Secured Notes**")

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issued to them in August 2010, including all accrued but unpaid interest and any other sums due thereunder.

As a result of the foregoing, as of July 7, 2011, there are outstanding First Position Bridge Notes in the aggregate principal amount of $1,975,000 (plus accrued interest and other obligations thereon). In addition, the Company will be issuing additional First Position Bridge Notes in the event the Principal Investor makes any Commitment Advance in the future.

<u>Issuance Of Equity In Exchange For Other Debt And Fund Raising</u>:

The Company has designated 200,000 shares of its authorized but unissued and undesignated preferred stock as Series G Convertible Preferred Stock (the "**G Preferred**"). The G Preferred has a per share stated value of $50.00 (the "**Stated Value**") and is convertible into Common Stock at the following rate (the "**Conversion Rate**") per share of G Preferred: $50.00 divided by the VWAP of the Company's Common Stock for the ten trading day period commencing on the fifth trading day after the date of the filing of the Transaction 8-K. Notwithstanding the foregoing, the Conversion Rate shall not result in the issuance of more than 625 shares of Common Stock or less than 250 shares of Common Stock per share of Series G. The G Preferred pays a dividend, quarterly, at an annual rate of 10% (as a percentage of the Stated Value per share) payable in G Preferred based on the equivalent of 90% of the average of the last ten trading day closing price of the Common Stock prior to the dividend payment date. In other words, the holders of Series G will receive on September 30, 2011 and thereafter on each December 31, March 31, June 30 and September 30 as dividend such number of shares of Series G as equal to the number of Series G shares owned by such holder multiplied by a fraction (x) the numerator of which is 2.5% of the quotient obtained from dividing the Stated Value by 90% of the arithmetic average of the closing prices for the Common Stock for each of the 10 Trading Days ending immediately preceding the applicable Dividend Payment Date Value and (y) the denominator of which is the quotient obtained from dividing Stated Value by the Conversion Rate. The Conversion Rate is subject to adjustment for certain corporate events such as stock splits, dividend issuances and, subject to certain exceptions, issuances of shares of Common Stock (or instruments convertible into or exercisable for Common Stock) at a price below the then Conversion Rate. The G Preferred has a liquidation preference before any payment or distribution on the Common Stock or on any other class of stock ranking junior to the G Preferred up to the Stated Value and, thereafter, shares ratably in the proceeds available along with the holders of shares of Common Stock and any other share of stock entitled to payment upon liquidation. The holders of G Preferred vote along with the holders of Common Stock, and are entitled to the number of votes equal to the number of whole shares of Common Stock into which the G Preferred would then be convertible. Notwithstanding the foregoing: (i) shares of G Preferred will not have voting rights to the extent that the beneficial ownership of G Preferred results in the holder thereof and its affiliates, having greater than 9.99% of the voting power of the Company's voting securities and (ii) shares of G Preferred will not be convertible if, upon such conversion, the holder thereof and its affiliates would (x) own in excess of

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9.99% of the issued and outstanding shares of Common Stock or (y) have greater than 9.99% of the voting power of the Company's voting securities. For the purposes of this limitation on voting and conversion, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

First Equity Offering:

The Company was going to raise up to $700,000 from the sale of G Preferred at $50.00 per share from "**Accredited Investors**" as that term is defined under the Securities Act of 1933, as amended (the "**First Equity Offering**"). To the extent that the Company was unable to raise $700,000, the Principal Investor agreed to purchase the balance of the G Preferred in the First Equity Offering out of the Funding Commitment, which amount would include $700,000 of the Commitment Advance made as of the date hereof, including Commitment Advance which have been converted into the First Position Bridge Notes. The Principal Investor has advanced all $700,000, so there will not be a First Equity Offering. However, the Principal Investor will convert this $700,000 of Commitment Advances into G Preferred in accordance with the terms of the First Equity Offering once the following conditions (the "**First Equity Offering Conditions**") have been met:

(i) **Unsecured Debt Exchange For Common Stock:** The holders of at least 80% of the Company's unsecured debt (excluding (a) trade payables and (b) an aggregate, as of June 30, 2011, of approximately $645,711 of unsecured debt owed to Ventiv Commercial Services, LLC and four other debt holders) shall exchange their debt for shares of Common Stock at a rate equal to 176% of the Conversion Price of the First Position Bridge Notes (the "**Unsecured Debt Exchange**"). As of June 30, 2011, such unsecured debt (exclusive of the trade payables and the $645,711 of excluded unsecured debt) totaled approximately $1,407,668.

(ii) **Secured Unit Note Debt Exchange for G Preferred**: The holders of at least 90% of the aggregate principal amount of the Company's outstanding Secured Unit Notes issued in late 2009 and early 2010 (the "**Unit Notes**"), excluding the debt under Unit Notes owned by the Primary Creditors (as defined below) who together are the holders of the largest amount of the Unit Notes, shall have irrevocably committed to exchange their Unit Notes for shares of G Preferred on the terms set forth below (the "**Unit Note Debt Exchange**"). Such exchanges would occur as follows: 35% of a holder's Unit Notes would be exchanged and extinguished if and when all of the First Equity Offering Conditions have been met. If and when the Company raises an aggregate of at least $1,300,000 from the Second Equity Offering (discussed below), the balance (65%) of the Unit Notes debt would be exchanged and extinguished. In the event that the Company does not raise at least $1,300,000 in the Second Equity Offering on or prior to October 31, 2011, the balance of such Unit Notes debt

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would not be exchanged or extinguished and the Unit Notes representing such amount would be returned to the holders thereof. The Unit Note Debt Exchange will be at a rate of one share of G Preferred per $73.50 of principal and accrued interest being exchanged. However, any holder of Unit Notes that separately participates and invests in the Second Equity Offering an amount equal to at least 25% of the principal amount of such holder's Unit Notes, shall be entitled to a reduced exchange rate for such holder's Unit Notes of one share of G Preferred per $50.00 of debt. As of June 30, 2011, all amounts due under such outstanding Unit Notes (other than those held by the Primary Creditors) was approximately $1,969,429. For information on the conversion of Unit Notes owned by the Primary Creditors, see Conversion of Remaining Secured Debt below.

(iii) CEO Mark Mirken shall agree to forgive accrued salary as of December 31, 2010 in the amount of $165,882.

(iv) CEO Mark Mirken's employment agreement shall have been amended (a) to reduce his salary to $175,000 per annum until the Company reaches three consecutive fiscal quarters of positive "**Net Income**" (defined as Sales less Cost of Goods Sold less Selling, General and Administrative Expenses, less Interest Expense) (the "**First Net Income Milestone**"), at which point his annual salary will increase to $240,000, (b) to eliminate the gross-up provisions with regards to any issuances to Mr. Mirken under the Management Warrant Grant Program (discussed below), (c) to provide for a bonus in the amount of $32,500 upon the Company achieving the First Net Income Milestone, and (d) to provide for an increase in his annual salary to $306,000 upon the Company achieving $1,000,000 of Net Income in any twelve consecutive calendar month period (the "**Second Net Income Milestone**").

(v) CFO Michael James shall agree to convert his accrued salary of $100,000 into Common Stock at the Conversion Price.

(vi) CFO Michael James' employment agreement shall have been amended (a) to reduce his salary to $150,000 per annum until the Company achieves the First Net Income Milestone, at which point his annual salary will increase to $200,000, (b) to provide for a bonus in the amount of $25,000 upon the Company achieving the First Net Income Milestone, (c) to eliminate the gross-up provisions with regards to any issuances to Mr. James under the Management Warrant Grant Program (discussed below), and (d) to provide for a bonus in the amount of $25,000 in Common Stock at the Conversion Price upon the consummation of the Unsecured Debt Exchange and the Unit Note Debt Exchange.

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(vii) COO Frank Guarino's employment agreement shall have been amended (a) to reduce his salary to $100,000 per annum until the Company achieves the First net Income Milestone, at which point his annual salary will increase to $150,000, (b) to provide for a bonus in the amount of $25,000 upon the Company achieving the First Net Income Milestone, and (c) to provide for an increase in his annual salary to $200,000 upon the Company achieving the Second Net Income Milestone.

(viii) The Principal Investor and the Primary Creditor shall have each been granted the right at any time after the later of January 15, 2012 or the date that the First Equity Offering Conditions have been met and for so long as any of the First Position Bridge Notes are outstanding, to: (a) require the Board of Directors to increase its number of members by one, and (b) select a nominee to fill such vacancy created by such increase; provided, each such nominee will be required to be vetted and approved by the Board of Directors in the Board's sole discretion. As each of the Principal Investor and Primary Creditor have this right, it could mean the addition of two members of the Board of Directors.

(ix) The Company shall have entered into a consulting agreement with the Investor Group for their assistance in structuring the Transactions and providing for a fee of $360,000 upon consummation of the Transactions, payable in Common Stock based on the VWAP of the Company's Common Stock for the ten trading day period commencing on the thirtieth calendar day after the Company effects the one-for-eighty Reverse Split approved by the Company's Stockholders in March 2010 and announced to the public in a Form 8-K filed with the SEC on July 7, 2011[†]. This fee will be distributed as agreed among the Investor Group.

(x) Each of the members of the Investor Group shall have agreed that, after issuance of the First Position Bridge Notes and for as long as any First Position Bridge Notes are outstanding, such member (including any affiliates of such member) will not acquire or control more than forty percent (40%) of the outstanding voting power of the Company.

Second Equity Offering:

The Company will seek to raise up to an additional $2,300,000 from the sale of G Preferred at $50.00 per share from Accredited Investors in an equity offering of two tranches, the first of which will be for up to $650,000 and the second of which will be for up to an additional $1,650,000 (collectively, the "**Second Equity Offering**"). To the

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[†] In March 2010, the Company's Stockholders empowered the Company's Board of Directors to effect a reverse stock split of all outstanding shares of Common Stock to be at a ratio of not less than one-for-forty and not more than one-for-eighty. All references to shares of Common Stock in this Summary give retroactive effect to this reverse split

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extent that the Company is unable to raise at least $650,000 in either tranche of the Second Equity Offering, the Principal Investor has agreed to purchase the balance of the G Preferred in such tranches of the Second Equity Offering from the Funding Commitment representing, in each instance, the difference between $650,000 and the amount raised.

The Second Equity Offering will commence after the First Equity Offering Conditions have been met. However, closing of each tranche of the Second Equity Offering (and release of funds to the Company) is contingent upon at least one of the following conditions (each, an "**Additional Equity Offering Condition**") being met: (a) the Company entering into new contracts for the Surgex and Resurgex products that are projected to generate revenues of at least $2,000,000 in a consecutive twenty-four month period, $750,000 of which is projected to be generated in the first twelve months, (b) the Company completing the development of the RTD (ready to drink), bars and pouches for Surgex for commercial sale, or (c) the Company completing the development of the RTD (ready to drink) for Surgex Active (low calorie version). Notwithstanding the foregoing, the Principal Investor has the right to waive the occurrence of a second Additional Equity Offering Condition with regard to the closing of any part of the second tranche of the Second Equity Offering. For purposes of clarity, the closing of the first tranche of the Second Equity Offering is contingent upon one of the above three events occurring, and the closing of the second tranche is contingent upon the happening of at least one of the remaining two events (unless waived by the Principal Investor).

<u>Funding Commitment</u>:

The Company has obtained the Funding Commitment for up to $2,000,000 in new capital from the Principal Investor. As of July 7, 2011, the Principal Investor beneficially owned approximately 9% of the Company's outstanding shares and approximately $1,366,670 of its debt. The Funding Commitment is subject to the terms and conditions described herein, including conversion of the Company's debt in to equity as described above. Notwithstanding the foregoing conditions, the Company already received Commitment Advances of $700,000 and may receive additional Commitment Advances at the sole option of the Principal Investor. The Company issued First Position Bridge Notes as payment for the $700,000 of Commitment Advances, and the Principal Investor has agreed to exchange these Bridge Notes and any Bridge Notes issued for additional Commitment Advances for shares of Series G in the Equity Offerings. However, if all of the First Equity Offering Conditions are not met, the Principal Investor has no further obligation under the Funding Commitment, and all funds advanced thereunder will remain secured debt of the Company. Pursuant to the terms of the Funding Commitment, the Principal Investor will exchange the $700,000 principal amount Bridge Notes in the First Equity Offering within three business days of the First Equity Offering Conditions being met. In addition, the Principal Investor is required to invest from the Funding Commitment the difference between $650,000 and the amount raised from other investors in each tranche of the Second Equity Offering within three business days of the condition to closing that tranche of the Second Equity Offering being met (up to $1,300,000 in the aggregate). Failure to meet this requirement would require the Principal

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Investor to immediately provide the balance of the Funding Commitment. The Principal Investor is required to deposit a check for $650,000 with Silverman Sclar Shin & Byrne PLLC, counsel to the Company ("Silverman") if and when it delivers $650,000 to the Company upon the conditions for closing of the first tranche of the Second Equity Offering being met. Silverman is to deliver that check to the Company if the conditions for closing of the second tranche of the Second Equity Offering have been met (or waived by the Principal Investor) on or before October 31, 2011. Otherwise, Silverman is to return the check to the Principal Investor.

Conversion of Remaining Secured Debt:

As of June 30, 2011, Leon Frenkel (the "**Primary Creditor**") and his affiliates (with the Primary Creditor, the "**Primary Creditors**"), hold approximately $2,107,454 of principal, accrued interest, penalties and all other sums due under Unit Notes. Upon all the provisions of the First Equity Offering Conditions being met, the Primary Creditors will exchange 35% of such debt for G Preferred at a rate of one share of G Preferred for $50.00 of Unit Note debt. If and when the Company raises an aggregate of at least $1,300,000 from the Second Equity Offering, the balance (65%) of such Unit Notes debt would be exchanged and extinguished. In the event that the Company does not raise at least $1,300,000 in the Second Equity Offering on or prior to October 31, 2011, the balance of such Unit Notes debt will not be exchanged and extinguished and the Unit Notes representing such amount will be returned to the Primary Creditors.

In addition, the Principal Investor and the Primary Creditor hold notes in the principal amounts of $100,000 and $49,600, respectively. The note held by the Principal Investor is secured by a specific purchase order, and the notes held by the Primary Creditor are secured by substantially all of the Company's assets (the "**Purchase Order/Payables Notes**"). As of June 30, 2011, there was approximately $172,724 of principal, accrued interest, penalties and all other sums due under the Purchase Order/Payables Notes. The Principal Investor and Primary Creditors will have the option in their sole discretion to exchange their Purchase Order/Payables Notes and all amounts due thereunder for shares of G Preferred at a rate of one share of G Preferred for $50.00 of debt.

Related Party Disclosure:

The granting of the lien and security interest for the First Position Bridge Notes required the consent of the representatives of the Unit Notes and the August 2010 Secured Notes. The members of the Investor Group are the collateral agents and representative of the holders of the Unit Notes and the August 2010 Secured Notes and also are the collateral agents and representatives of the holders of the First Position Bridge Notes. In addition,

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all of the members of the Investor Group are significant equity holders and creditors of the Company.

Management Warrant Grant Program:

The Company's Board of Directors has approved a Management Warrant Grant pursuant to which it has reserved a sufficient number of shares of Common Stock to issue Common Stock Purchase Warrants ("**Management Warrants**") to management. Upon the earlier of November 1, 2011 or the date upon which the First and Second Equity Offerings have been completed or terminated (such date, the "**Determination Date**"), the Company's management shall be granted Management Warrants exercisable for such number of shares of Common Stock equal, in the aggregate, to 11% of the "fully diluted" shares of the Company's Common Stock as of the Determination Date, less 2,189,050 shares. Fully diluted means, in addition to the shares issued and outstanding as of the Determination Date, all shares of Common Stock that would be issued as of that date if all instruments providing for the issuance of additional shares of Common Stock upon exercise, conversion or other contract right (other than the Management Warrants) were so exercised or converted as of that date. The Management Warrants will be exercisable for a period of ten years at an exercise price as to not cause a taxable event to management or the Company (subject to adjustment as provided therein). The holders of the Management Warrants will be restricted from selling the shares issuable upon exercise of the Management Warrants for 15 months from the date of the grant of the Management Warrants. The Company's Board of Directors shall have the sole power and discretion to allocate the Management Warrants among management.

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Execution Copy

ESCROW AGREEMENT

THIS ESCROW AGREEMENT, dated as of July 14, 2011 (this "Agreement"), AMONG INERGETICS, INC., a Delaware corporation (the "Company"), Millennium Biotechnologies, Inc., a Delaware Corporation and wholly-owned subsidiary of the Company (the "Subsidiary", and together with the Company, the "Companies") the persons set forth on Schedule I attached hereto (the "Holders"), and SILVERMAN SCLAR SHIN & BYRNE PLLC, in its capacity as escrow agent hereunder (the "Escrow Agent").

W I T N E S S E T H:

WHEREAS, pursuant to a "Unit Note Debt Exchange" as such term is defined in the Summary Of Debt Reorganization and Financing dated July 14, 2011 (the "Summary"; any capitalized term used but not defined herein having the meaning given to such term in the Summary), a copy of which is attached hereto as Exhibit A, and various Unit Note Debt Exchange Agreements (each, an "Exchange Agreement"), the forms of which are attached hereto as Exhibit B, the Holders have or will agree to deliver to the Escrow Agreement their Unit Notes (the "Escrowed Documents"), such Escrowed Documents to be held by the Escrow Agent in accordance herewith; and

WHEREAS, Escrow Agent has agreed to receive, hold and distribute the Escrow Documents on the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto agree as follows:

1. Appointment and Agreement of Escrow Agent. Companies and Holders hereby appoint the Escrow Agent to serve as, and the Escrow Agent hereby agrees to act as, escrow agent upon the terms and conditions of this Agreement.

2. Establishment of the Escrow. Escrow Agent agrees to hold the Escrow Documents if and when delivered to it in escrow pursuant to the terms of this Agreement.

3. Release From Escrow.

(a) The Escrow Agent shall hold the Escrow Documents in escrow and deliver them as follows: (i) if and when all of the First Equity Offering Conditions have been met, 35% of each Holder's Escrowed Documents will be delivered to the Companies; (ii) if and when the Companies raises an aggregate of at least $1,300,000 from the Second Equity Offering, the balance (65%) of each Holder's Escrowed Documents (the "Balance") will be delivered to the Companies; and (iii) in the event that the Companies do not raise at least $1,300,000 in the Second Equity Offering on or prior to October 31, 2011, the Balance will be returned to the respective Holders

(b) To the extent that it is not possible to deliver a percentage of Escrowed Documents because such Escrowed Documents are not divisible by such percentage, the Companies agree to promptly deliver to the Escrow Agent original executed replacement Unit Notes to be held by the Escrow Agent as Escrowed Documents, in replacement of the original Unit Notes ("Original Notes"), and distributed in accordance with Section 3(a) and,

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upon the Escrow Agent's receipt of such replacement Unit Notes, the Escrow Agent is authorized to destroy the Original Notes.

4. Interpleader. In the event that: (i) the Escrow Agent shall receive contrary instructions from the parties hereto; (ii) any dispute shall arise as to any matter arising under this Agreement; or (iii) there shall be any uncertainty as to the meaning or applicability of any of the provisions hereof, the Escrow Agent's duties, rights or responsibilities hereunder or any written instructions received by the Escrow Agent pursuant hereto, the Escrow Agent may, at its option at any time thereafter, deposit the Escrow Documents then being held by it in escrow into any court having appropriate jurisdiction and upon making such deposit, shall thereupon be relieved of and discharged and released from any and all liability hereunder and with respect to the Escrow Documents deposited.

5. Escrow Agent. (a) Except as expressly contemplated by this Agreement or by joint written instructions from the Companies and the Holders, the Escrow Agent shall not transfer or otherwise dispose of in any manner the Escrow Documents, except pursuant to an order of a court of competent jurisdiction.

(b) The duties and obligations of the Escrow Agent shall be determined solely by this Agreement, and the Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement.

(c) In the performance of its duties hereunder, the Escrow Agent shall be entitled to rely upon any document, instrument or signature believed by it in good faith to be genuine and signed by any party hereto or an authorized officer or agent thereof, and shall not be required to investigate the truth or accuracy of any statement contained in any such document or instrument. The Escrow Agent may assume that any person purporting to give any notice in accordance with the provisions of this Agreement has been duly authorized to do so.

(d) The Escrow Agent shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, hereunder except in the case of its gross negligence, bad faith or willful misconduct. The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(e) The Escrow Agent shall have no duty as to the collection or protection of the Escrow Documents beyond the safe custody of the Escrow Documents.

(f) The Holders and the Companies shall jointly and severally reimburse and indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense, including, without limitation, reasonable attorneys' fees, incurred without gross negligence, bad faith or willful misconduct on the part of the Escrow Agent arising out of, or in connection with the acceptance of, or the performance of, its duties and obligations under this Agreement.

(g) The Escrow Agent may at any time resign by giving not less than ten (10) business days' prior written notice of resignation to the Holders and the Companies. The Holders and the Companies may at any time jointly remove the Escrow Agent by giving not less than ten (10) business days' written notice signed by each of them to the Escrow Agent. If the

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Escrow Agent shall resign or be removed, a successor Escrow Agent, which shall be a law firm, bank or trust company having executive offices in the State of New York, City of New York, and which shall be reasonably acceptable to the Holders (which successor Escrow Agent must have agreed to and have executed an agreement on the same terms and conditions as this Agreement) shall be appointed by the Companies by written instrument executed by the Holders and the Companies and delivered to the Escrow Agent and to such successor Escrow Agent. Upon such substitution, Escrow Agent shall immediately transfer the Escrow Documents to the successor escrow agent and following such transfer the resignation or removal of the predecessor Escrow Agent shall become effective. If no successor Escrow Agent shall have been appointed within ten (10) business days of a notice of resignation by the Escrow Agent, the Escrow Agent's sole responsibility shall thereafter be to hold the Escrow Documents until the earlier of receipt of designation of a successor Escrow Agent, a joint written instruction by the Holders and the Companies and termination of this Agreement in accordance with its terms. Under no circumstances whatsoever shall Escrow Agent be permitted to resign or be relieved of its responsibilities under this Agreement until such time as it has either transferred the Escrow Documents and complied with its obligations under the previous sentence or the parties have approved a successor Escrow Agent and such successor Escrow Agent has entered into an agreement on the same terms and conditions as set forth in this Agreement and such successor Escrow Agent is holding the Escrow Documents.

6. Termination. This Escrow Agreement shall terminate on the earlier of: (a) the date on which the Escrow Agent has disbursed or destroyed the Escrow Documents pursuant to the terms of this Agreement and (b) written notice of termination executed by Holders and Companies and Escrow Agent has delivered or destroyed the Escrow Documents in accordance with instructions contained in such notice..

7. Notices. All notices, certificates and other communications permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered to the person designated to receive the same with proof of delivery or rejection of delivery (if on a business day during business hours) thereof (any notice or communications so delivered being deemed to have been received at the time delivered or rejected), or sent by Federal Express, UPS or other reputable express courier service (any notice or communication so delivered being deemed to have been received on delivery or rejection), or sent via facsimile (any notice or communication so sent being deemed to have been received upon confirmed receipt; provided that an original of such notice is also delivered by hand delivery or courier as noted above) addressed to the respective parties as follows:

If to Holders: On the addresses set forth on Schedule I.

If to Companies:

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with copy to:

Peter Silverman, Esq.
Silverman Sclar Shin & Byrne PLLC
381 Park Avenue South
New York, NY 10016
Telephone: 212-779-8600
Fax: 212-779-8858

If to Escrow Agent:

Peter Silverman, Esq.
Silverman Sclar Shin & Byrne PLLC
381 Park Avenue South
New York, NY 10016
Telephone: 212-779-8600
Fax: 212-779-8858

8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed and to be performed entirely within that State. The parties hereto hereby submit to personal jurisdiction in the State of New York for all matters, if any, which shall arise with respect to this Agreement, and waive any and all rights under the law of any other state or country to object to jurisdiction within the State of New York or to institute a claim of forum non conveniens with respect to any court in the State of New York for the purposes of litigation with respect to this Agreement.

9. Silverman Sclar Shin & Byrne PLLC. The Companies and the Holders acknowledge that Silverman Sclar Shin & Byrne PLLC ("SSSB") has and continue to represent the Companies in connection with various transactions, including the Transactions described in the Summary. The Companies and the Holders unconditionally consents to such representation, and in no event shall any of the Holders or any of their affiliates claim that the continued representation by SSSB of the Companies, or any of their officers, directors, agents or affiliates creates a conflict of interest, and the Holders specifically waive any right to claim a conflict of interest in connection with such representation by SSSB.

10. Amendments. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Holders, the Companies and the Escrow Agent.

11. Waiver. Any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto or (ii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement.

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The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

13. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Holders, the Companies and the Escrow Agent with respect to the subject matter hereof.

14. No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

15. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

16. Counterparts and Authorizations. This Agreement may be executed in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement. To facilitate execution of this Agreement, the parties may exchange by facsimile or electronic mail (e-mail) (which shall include electronic attachments in 'pdf' or 'tif' formats containing counterparts of this signature page) which shall be effective as original signature pages for all purposes. By their execution of an Exchange Agreement, each Holder agrees to all of the conditions in, and agrees to be bound by the provisions of, this Agreement.

[*Remainder of page left blank intentionally*]

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[Signature Page to Escrow Agreement – Unit Note Exchange]

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANIES:

INERGETICS, INC.

By ________________________
Mark C. Mirken, CEO

MILLENNIUM BIOTECHNOLOGIES, INC.

By ________________________
Mark C. Mirken, CEO

ESCROW AGENT:

SILVERMAN SCLAR SHIN & BYRNE PLLC

By: ________________________
John Shin, Partner

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SCHEDULE I

HOLDERS

Name of Holder	Address

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Exhibit A

Summary Of Debt Reorganization and Financing

[See attached Summary]

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Exhibit B-1

Form of Unit Note Debt Exchange Agreement

[See attached Form of Unit Note Debt Exchange Agreement]

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Exhibit B-2

Form of Primary Creditor Unit Note Debt Exchange Agreement

[See attached Form of Primary Creditor Unit Note Debt Exchange Agreement]

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